Exhibit 10.07

Non-Qualified Stock Option Agreement

under the Lumber Liquidators, Inc.

2004 Stock Option and Grant Plan

As Amended and Restated Effective July 13, 2006

and As Further Amended Effective October 18, 2006

Name of Optionee:	(the “Optionee”)

No. of Option Shares:	Shares of Common Stock

Grant Date:	(the “Grant Date”)

Expiration Date:	(the “Expiration Date”)

Option Exercise Price/Share:	* (the “Option Exercise Price”)

Pursuant to the Lumber Liquidators, Inc. 2004 Stock Option and Grant Plan as amended and restated effective July 13, 2006, and as further amended effective October 18, 2006 (the “Plan”), Lumber Liquidators, Inc., a Massachusetts corporation (together with all successors thereto, the “Company”), hereby grants to the Optionee, who is an officer, employee, director, consultant or other key person of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Common Stock, no par value (“Common Stock”), of the Company indicated above (the “Option Shares,” and such shares once issued shall be referred to as the “Issued Shares”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

An “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Optionee or any Permitted Transferee, or (ii) the Optionee or any Permitted Transferee being subjected involuntarily to such a petition

*	“Option Exercise Price” is the Fair Market Value of a share of Common Stock on the Grant Date, determined in accordance with the valuation report prepared by Management Planning, Inc. and approved by the Board of Directors.

or assignment or to an attachment or other legal or equitable interest with respect to the Optionee’s or such Permitted Transferee’s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, and (iii) the Optionee or any Permitted Transferee being subject to a transfer of the Stock Option or the Issued Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

“Cause” shall mean a vote of the Board resolving that the Optionee should be dismissed as a result of (i) the commission of any act by the Optionee constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) the Optionee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by the Optionee to follow the directives of the Company’s chief executive officer or Board or (iv) any material misconduct, violation of the Company’s policies, or willful and deliberate non-performance of duty by the Optionee in connection with the business affairs of the Company.

“Competition” means participating, directly or indirectly, in a Prohibited Capacity, as a director, officer, employee, principal, agent, consultant, adviser, stockholder, owner, member or partner of any business, organization, entity, or enterprise engaged, within the Restricted Area, in the sale of (i) flooring products, including but not limited to hardwood and laminate flooring; and (ii) any other products or services substantially similar to those sold or provided by the Company and which constituted more than five percent (5%) of the Company’s gross sales during the most recent twenty-four (24) months of Optionee’s employment with the Company.

“Good Reason” shall mean the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the Optionee’ s responsibilities, authorities, powers, functions or duties; (ii) a reduction in the Optionee’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or (iii) the relocation of the offices at which the Optionee is principally employed to a location more than 50 miles from such offices.

“Initial Public Offering” shall mean the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act (as defined herein) covering the offer and sale by the Company of its equity securities, as a result of or following which the Stock shall be publicly held.

“Permitted Transferees” shall mean any of the following to whom the Optionee may transfer Issued Shares hereunder (as set forth in Section 8): the Optionee’s spouse, children (natural or adopted), stepchildren or a trust for their sole benefit of which the Optionee is the settlor; provided, however, that any such trust does not require or permit distribution of any Issued Shares during the term of this Agreement unless subject to its terms. Upon the death of the Optionee (or a Permitted Transferee to whom shares have been transferred hereunder), the term Permitted Transferees shall also include such deceased Optionee’s (or such deceased Permitted Transferee’s) estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Prohibited Capacity” means (i) any capacity which involves the performance of tasks or activities substantially similar to those performed by the Optionee in his or her capacity as an employee of the Company at any time within the twelve (12) months immediately prior to the cessation of his or her employment with the Company; or (ii) any capacity which involves the management or supervision of any function for which the Optionee was responsible in his or her capacity as an employee of the Company at any time within the twelve (12) months immediately prior to the cessation of his or her employment with the Company.

“Proprietary Information” means any information: applicable to the business of the Company or of any client, customer, or supplier of the Company, in each case which may be made known to the Optionee by the Company or by any client, customer, or supplier of the Company; or learned by the Optionee in such context during the period of Optionee’s employment with the Company, but excluding any records, data or information which are in the public domain, provided the same are not in the public domain as a consequence of unauthorized disclosure by the Optionee in violation of this Agreement. By way of illustration, but not limitation, Proprietary Information may include: (i) corporate information, including plans, strategies, product suppliers or importers, retail and store strategies, methods, policies, dispute resolutions, negotiations or litigation; (ii) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (iii) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (iv) operational and technological information, including plans, specifications, wood finishing procedures, new products, finishes or other chemicals or treatments used, types of wood imported, used or resold by the Company, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. The Company derives economic value from Proprietary Information that would be diminished if such Proprietary Information were disclosed to Persons in competition with the Company or to the general public.

“Restricted Area” means any county, city, town, or municipality where the Company conducts business and in which (i) the Optionee operates on behalf of the Company; or (ii) the Optionee exercises responsibility for or control over an aspect of the Company’s business, in each case in his capacity as Vice President, Operations of the Company.

“Restricted Period” means the period during which the Optionee is employed by the Company and a period of twelve (12) months following the cessation of the Optionee’s employment with the Company for any reason whatsoever.

“Sale Event” shall mean, regardless of form thereof and except in the case of the Initial Public Offering, consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (v) any other transaction in which, the owners of the Company’s outstanding voting power prior to such transaction do not own, collectively, at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction. Notwithstanding the foregoing, a transfer by Thomas Sullivan (the “Founder”) to any beneficiary of the Founder or to a trust for the benefit of any relative or beneficiary of the Founder, whether by testamentary transfer or otherwise, shall not constitute a Sale Event.

“Subsidiary” shall mean any corporation (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock or other interests possessing 50 percent or more of the total combined voting power of all classes of stock or in one of the other corporations in the chain.

2. Vesting, Exercisability and Termination.

(a) In connection with the Plan, the Optionee agrees to take all reasonable action requested by the Company in order to give full effect to the terms hereof, including entering into a stockholders agreement in a form reasonably acceptable to the Company.

(b) No portion of this Stock Option may be exercised until such portion shall have vested.

(c) Except as set forth below and in Section 6, and subject to the determination of the Committee in its sole discretion to accelerate the vesting schedule hereunder, this Stock Option shall vest in accordance with the following schedule:

Percentage of Option Shares Exercisable	Vesting Date
25%
25%
25%
25%

In any event, all of the Option Shares shall be deemed fully vested and exercisable on                          if Optionee is employed on such date.

Notwithstanding anything herein to the contrary, but without limitation of Section 6, in the event that this Stock Option is assumed or continued by the Company or its successor entity in the sole discretion of the parties to a Sale Event and thereafter remains in effect following such Sale Event as contemplated by Section 6, then this Stock Option shall be deemed vested and exercisable in full upon the date on which the Optionee’s employment with the Company and its Subsidiaries or successor entity terminates if (i) such termination occurs within 18 months of such Sale Event and (ii) such termination is either by the Company without Cause or by the Optionee for Good Reason.

(d) Termination. Except as may otherwise be provided by the Committee, if the Optionee’s employment with the Company or a Subsidiary is terminated, the period within which to exercise this Stock Option may be subject to earlier termination as set forth below:

(i) Termination Due to Death or Disability. If the Optionee’s employment terminates by reason of such Optionee’s death or disability (as defined in Section 422(c) of the Code), this Stock Option may be exercised, to the extent exercisable on the date of such termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the date of death or disability or until the Expiration Date, if earlier, subject in any event to Section 6.

(ii) Other Termination. If the Optionee’s employment terminates for any reason other than death or disability, and unless otherwise determined by the Committee, this Stock Option may be exercised, to the extent exercisable on the date of termination, for a period of 90 days from the date of termination or until the Expiration Date, if earlier, provided however, if the Optionee’s employment is terminated for Cause, this Stock Option shall terminate immediately upon the date of such termination.

For purposes hereof, the Committee’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees. Any portion of the Stock Option that is not exercisable on the date of termination of the employment shall terminate immediately and be null and void.

3. Exercise of Stock Option.

(a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date (subject to Section 6), the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares with respect to which this Stock Option is exercisable at the time of such notice. Such notice shall specify the number of Option Shares to be purchased. Payment of the purchase price may be made by one or more of the methods described below. Payment instruments will be received subject to collection.

(i) in cash, by certified or bank check, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares; or

(ii) if the Company’s Initial Public Offering has occurred, then (A) through the delivery (or attestation to ownership) of shares of Common Stock that have been purchased by the Optionee on the open market or that have been held by the Optionee for at least six months and are not subject to restrictions under any plan of the Company and in any event with an aggregate Fair Market Value (as of the date of such exercise) equal to the option purchase price, (B) by the Optionee delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (C) a combination of (i), (ii)(A) and (ii)(B) above.

(b) Certificates for the Option Shares so purchased will be issued and delivered to the Optionee upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance. Until the Optionee shall have complied with the requirements hereof and of the Plan, the Company shall be under no obligation to issue the Option Shares subject to this Stock Option, and the determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the Issued Shares to the Optionee, and the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full dividend and other ownership rights with respect to such Issued Shares, subject to the terms of this Agreement.

(c) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

5. Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

6. Effect of Certain Transactions.

(a) Sale Event. In the case of a Sale Event, fifty percent (50%) of any Option Shares under this Stock Option that are not then vested shall become vested as of the effective time of the Sale Event; provided, however, that the exercise of any Option Shares not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

(b) Initial Public Offering. Upon completion of the Company’s Initial Public Offering, the date of exercisability or vesting of all or any portion of any Option Shares that are not then exercisable shall be accelerated by one (1) year.

7. Withholding Taxes. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company any federal, state and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Committee, the Optionee may elect to have the minimum statutory tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Common Stock to be issued or transferring to the Company, a number of shares of Common Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due. The Optionee acknowledges and agrees that the Company or any Subsidiary of the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any minimum statutory federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

8. Restrictions on Transfer of Issued Shares. None of the Issued Shares acquired upon exercise of the Stock Option shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”)), and such disposition is in accordance with the terms and conditions of Sections 8 and 9 and such disposition does not cause the Company to become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In connection with any transfer of Issued Shares, the Company may require the transferor to provide at the Optionee’s own expense an opinion of counsel to the transferor, satisfactory to the Company, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act). Any attempted disposition of Issued Shares not in accordance with the terms and conditions of Sections 8 and 9 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Issued Shares. Subject to the foregoing general provisions, Issued Shares may be transferred pursuant to the following specific terms and conditions:

(a) Transfers to Permitted Transferees. The Optionee may sell, assign, transfer or give away any or all of the Issued Shares to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement to the same extent as the Optionee (including, without limitation, the provisions of Sections 8, 9, 11 and 12) and shall have delivered a written acknowledgment to that effect to the Company.

(b) Transfers Upon Death. Upon the death of the Optionee, any Issued Shares then held by the Optionee at the time of such death and any Issued Shares acquired thereafter by the Optionee’s legal representative pursuant to this Agreement shall be subject to the provisions of Sections 8, 9, 11 and 12, if applicable, and the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Issued Shares to the Company or its assigns under the terms contemplated hereby.

(c) Company’s Right of First Refusal. In the event that the Optionee (or any Permitted Transferee holding Issued Shares subject to this Section 8(c)) desires to sell or otherwise transfer all or any part of the Issued Shares, the Optionee (or Permitted Transferee) first shall give written notice to the Company of the Optionee’s (or Permitted Transferee’s) intention to make such transfer. Such notice shall state the number of Issued Shares which the Optionee (or Permitted Transferee) proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee. At any time within 30 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice. The Company or its assigns shall exercise this right by mailing or delivering written notice to the Optionee (or Permitted Transferee) within the foregoing 30-day period. If the Company or its assigns elect to exercise its purchase rights under this Section 8(c), the closing for such purchase shall, in any event, take place within 45 days after the receipt by the Company of the initial notice from the Optionee (or Permitted Transferee). In the event that the Company or its assigns do not elect to exercise such purchase right, or in the event that the Company or its assigns do not pay the full purchase price within such 45-day period, the Optionee (or Permitted Transferee) may, within 60 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Optionee’s (or Permitted Transferee’s) notice. Any Shares purchased by such proposed transferee shall no longer be subject to the terms of this Agreement. Any Shares not sold to the proposed transferee shall remain subject to this Agreement. Notwithstanding the foregoing, the restrictions under this Section 8(c) shall terminate in accordance with Section 14(a).

9. Company’s Right of Repurchase.

(a) Right of Repurchase. The Company shall have the right (the “Repurchase Right”) upon the occurrence of any of the events specified in Section 9(b) below (the “Repurchase Event”) to repurchase from the Optionee (or any Permitted Transferee) some or all (as determined by the Company) of the Issued Shares held or subsequently acquired upon exercise of this Stock Option in accordance with the terms hereof by the Optionee (or any

Permitted Transferee) at the price per share specified below. The Repurchase Right may be exercised by the Company no earlier than six months after the date of exercise of this Stock Option and within the period that ends on the later of (i) six months following the date of such event or (ii) seven months after the exercise of this Stock Option (the “Repurchase Period”). The Repurchase Right shall be exercised by the Company by giving the holder written notice on or before the last day of the Repurchase Period of its intention to exercise the Repurchase Right, and, together with such notice, tendering to the holder an amount equal to the Fair Market Value of the shares, determined as provided in Section 9(c). The Company may assign the Repurchase Right to one or more Persons. Upon such notification, the Optionee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Issued Shares being purchased, together with a duly executed stock power for the transfer of such Issued Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Optionee or any Permitted Transferees, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Issued Shares being purchased; provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling any indebtedness then owed by the Optionee to the Company. At such time, the Optionee and/or any holder of the Issued Shares shall deliver to the Company the certificate or certificates representing the Issued Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances. The Repurchase Right shall terminate in accordance with Section 14(a).

(b) Company’s Right to Exercise Repurchase Right. The Company shall have the Repurchase Right in the event that any of the following events shall occur:

(i) The termination of the Optionee’s employment with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily; or

(ii) The Optionee’s or Permitted Transferee’s Bankruptcy.

(c) Determination of Fair Market Value. The fair market value of the Issued Shares shall be, for purposes of this Section 9, determined by the Board as of the date the Board elects to exercise its repurchase rights in connection with a Repurchase Event.

10. Escrow Arrangement.

(a) Escrow. In order to carry out the provisions of Sections 8, 9 and 11 of this Agreement more effectively, the Company shall hold any Issued Shares in escrow together with separate stock powers executed by the Optionee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Issued Shares, execute a like stock power as to such Issued Shares. The Company shall not dispose of the Issued Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Optionee and any Permitted Transferee, as the Optionee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares being purchased and to transfer such

Issued Shares in accordance with the terms hereof. At such time as any Issued Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Optionee, deliver to the Optionee (or the relevant Permitted Transferee) a certificate representing such Issued Shares with the balance of the Issued Shares to be held in escrow pursuant to this Section 10.

(b) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Optionee, any Permitted Transferees or any other person or entity is required to sell the Optionee’s Issued Shares pursuant to the provisions of Section 8, 9 and 11 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares the certificate or certificates evidencing such Issued Shares together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Optionee, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Optionee as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the person or entity who was required to sell the Issued Shares to be sold pursuant to the provisions of Sections 8, 9 and 11, such Issued Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

11. Drag Along Right. In the event the holders of a majority of the Company’s equity securities then outstanding (the “Majority Shareholders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or all or fifty percent (50%) or more of the capital stock of the Company in each case in a transaction constituting a change in control of the Company, to any non-Affiliate(s) of the Company or any of the Majority Shareholders, or to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Majority Shareholders (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), the Optionee, including any Permitted Transferees, shall be obligated to and shall upon the written request of the Majority Shareholders (subject to Section 6): (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, his or her Issued Shares (including for this purpose all of such Optionee’s or his or her Permitted Transferee’s Issued Shares that presently or as a result of any such transaction may be acquired upon the exercise of options (following the payment of the exercise price therefor)) on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Issued Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 11. The obligations under this Section 11 shall terminate in accordance with Section 14(a).

12. Lockup Provision. The Optionee agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any Issued Shares (including, without limitation pursuant to Rule 144 under the Act) held by him or her for such period following the effective date of any registration statement of the Company filed under the Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days.

13. Restrictive Covenants. The Optionee understands and agrees that in his capacity as Vice President, Operations of the Company he has substantial involvement in and/or responsibility over significant components of the Company’s business, as well as access to Proprietary Information; that the Company has a legitimate business interest in protecting its Proprietary Information and prohibiting unfair competition by the Optionee within the Restricted Area; and that this Section 13 is intended to protect the Company’s legitimate business interests to the fullest extent allowed by law. Accordingly, and in consideration for the award of this Stock Option pursuant to the Plan and this Agreement, the Optionee acknowledges and agrees that:

(a) Confidentiality of Proprietary Information. In the course of his or her employment with the Company, the Optionee will be afforded access to Proprietary Information. The Optionee shall not, during the Restricted Period, disclose any Proprietary Information to any Person or use any Proprietary Information for Optionee’s own benefit or for the benefit of any other Person, except that Optionee may disclose Proprietary Information (i) to the extent required in the course of the Optionee’s service to the Company, to authorized personnel of the Company who in the reasonable judgment of the Optionee need to know such Proprietary Information, or such Persons to whom the Optionee has been specifically instructed to make disclosure by an officer of the Company having supervisory or management authority with respect to Optionee, and (ii) to the extent required by law.

(b) Surrender of Materials. Upon cessation of Optionee’s employment with the Company or earlier request of the Company, Optionee shall promptly surrender to the Company any Company property and any document, electronic or digital media, or information in any other form relating to or in any way connected with the operations, customers, suppliers or business affairs of the Company, or constituting or containing Proprietary Information, in each case in Optionee’s possession or under Optionee’s control.

(c) Non-Competition Covenant. During the Restricted Period and in the Restricted Area, the Optionee will not engage in Competition. Notwithstanding the foregoing provision of this Section 13(c), the Optionee may directly or indirectly own, solely as a passive investment, securities of a Person which are publicly traded on a national or regional securities exchange if the Optionee (i) is not a controlling individual or a member of a group which controls such Person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person. The Optionee acknowledges and agrees that if he or she violates any of the provisions of this Section 13(c), the running of the Restricted Period will be extended by the time during which he or she engages in such violation(s).

(d) Non-Piracy Covenant. During the Restricted Period and within the Restricted Area, the Optionee shall not, directly or indirectly, solicit or otherwise attempt to cause any customer or supplier of the Company as to which the Optionee, during the most recent twelve (12) months of his or her employment, (i) had direct contact or involvement in his or her capacity as an employee of the Company; (ii) had responsibility for or control over in his or her capacity as an employee of the Company; or (iii) had access to pertinent Proprietary Information about, to terminate, reduce or diminish its relationship or level of business with the Company, provided, however, that the restrictions of this Section 13(d) shall not apply to activities on behalf of or for the benefit of the Company or to general solicitations that are not specifically directed to customers or suppliers of the Company. The Optionee acknowledges and agrees that if he or she violates any of the provisions of this Section 13(d), the Restricted Period will be extended by the time during which he or she engages in such violation(s).

(e) Non-Raiding Covenant. During the Restricted Period and within the Restricted Area, the Optionee will not solicit, entice or attempt to persuade any individual employed by or engaged as a consultant for the Company during the most recent twelve (12) months, (i) with whom the Optionee had direct contact while Optionee was an employee of the Company or (ii) over whom the Optionee had supervisory responsibility, in each case during the most recent twelve (12) months of Optionee’s employment with the Company, to terminate such individual’s employment with or engagement by the Company for purposes of accepting employment with or engagement by a competitor of the Company in the Restricted Area and in the same or a substantially similar capacity in which such individual was employed or engaged by the Company during the Restricted Period, provided, however, that the restrictions of this Section 13(e) shall not apply to activities on behalf of or for the benefit of the Company or general solicitations that are not specifically directed to employees of the Company. The Optionee acknowledges and agrees that if he or she violates any of the provisions of this Section 13(e), the Restricted Period will be extended by the time during which he or she engages in such violation(s).

(f) Remedies. In the event that the Optionee violates or fails to satisfy any requirement of this Section 13, in addition to any other remedy available at law or pursuant to this Agreement, the Optionee shall (i) forfeit any portion of the Stock Option that has not been exercised, whether such portion has vested or not and (ii) forfeit any Issued Shares or pay the Company an amount equivalent to the Fair Market Value of the Issued Shares less the Option Exercise Price for such Issued Shares. For purposes of this Section 13(f) Fair Market Value shall be measured as of the date of the relevant breach of this Section 13. Optionee acknowledges and agrees that the remedy provided under this Section 13(f) does not constitute an adequate remedy at law for breach of this Section 13 and specifically shall not be construed to preclude the availability of other relief, including equitable relief.

14. Miscellaneous Provisions.

(a) Termination. The Company’s repurchase rights under Section 9, the restrictions on transfer of Issued Shares under Section 8(c) and the Drag Along obligations under Section 11 shall terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or successor entity) of the same class as the Issued Shares are registered under Section 12 of the Exchange Act and publicly traded on NASDAQ/NMS or any national security exchange.

(b) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(c) Adjustments for Changes in Capital Structure. If, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Issued Shares.

(d) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Commonwealth of Virginia without regard to conflict of law principles.

(f) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(g) Savings Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(h) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(i) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(j) Dispute Resolution. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Richmond, Virginia.

The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith. This Section 14(j) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(k) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(l) Other Incentive Compensation Arrangements. Optionee acknowledges and agrees that the grant of this Stock Option award supercedes and replaces any incentive compensation (other than periodic commission, bonuses or similar compensation paid through the Company’s payroll system and other awards under the Plan or the 2006 Stock Unit Plan, or successor thereto) or equity compensation arrangement, whether written or unwritten, made or promised by the Company or its shareholders to the Optionee.

[SIGNATURE PAGE FOLLOWS]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

LUMBER LIQUIDATORS, INC.

By:
Name:
Title:

Address:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

OPTIONEE:

Name:

Address:

DESIGNATED BENEFICIARY:

Beneficiary’s Address:

Appendix A

STOCK OPTION EXERCISE NOTICE

Lumber Liquidators, Inc.

Attention: Chief Financial Officer

3000 John Deere Road

Toano, VA 23168

Pursuant to the terms of my stock option agreement dated October 18, 2006 (the “Agreement”) under the Lumber Liquidators, Inc. 2004 Stock Option and Grant Plan as amended and restated, effective July 13, 2006, and as further amended, effective October 18, 2006, I,                                          [Insert Name], hereby partially/fully [Circle One] exercise such option by including herein payment in the amount of $                     representing the purchase price for [Fill in number of Option Shares]                      option shares. I have chosen the following form(s) of payment:

☐	1.	Cash

☐	2.	Certified or bank check payable to Lumber Liquidators, Inc.

☐	3.	Other (as described in the Agreement (please describe))

		.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to Lumber Liquidators, Inc. as follows:

(i) I am purchasing the option shares for my own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) I have had such an opportunity as I have deemed adequate to obtain from Lumber Liquidators, Inc. such information as is necessary to permit me to evaluate the merits and risks of my investment in Lumber Liquidators, Inc. and have consulted with my own advisers with respect to my investment in Lumber Liquidators, Inc.

(iii) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the option shares and to make an informed investment decision with respect to such purchase.

(iv) I can afford a complete loss of the value of the option shares and am able to bear the economic risk of holding such option shares for an indefinite period of time.

(v) I understand that the option shares may not be registered under the Securities Act of 1933 (it being understood that the option shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing option shares will bear restrictive legends reflecting the foregoing.

Sincerely yours,

Name:

Address:

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